WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”) is entered into as of July 16, 2013 by and among Talon Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders” and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company has outstanding 412,562 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Preferred”), the designations, preferences, limitations and relative rights of which are set forth in that certain Certificate of Designation of Series A-1 Convertible Preferred Stock dated as of June 7, 2010, as amended by that certain Certificate of Amendment of Corrected Certificate of Designation of Series A-1 Convertible Preferred Stock dated as of January 9, 2012 (the “Series A-1 Certificate of Designation”).

WHEREAS, the Company has outstanding 137,156 shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share (“Series A-2 Preferred”), the designations, preferences, limitations and relative rights of which are set forth in that certain Certificate of Amendment of Corrected Certificate of Designation of Series A-2 Convertible Preferred Stock dated as of January 9, 2012 (the “Series A-2 Certificate of Designation”).

WHEREAS, the Company has outstanding 180,000 shares of Series A-3 Convertible Preferred Stock, par value $0.001 per share (“Series A-3 Preferred” and, together with the Series A-1 Preferred and the Series A-2 Preferred, the “Preferred Stock”), the designations, preferences, limitations and relative rights of which are set forth in that certain Certificate of Designation of Series A-3 Convertible Preferred Stock dated as of January 9, 2012 (the “Series A-3 Certificate of Designation” and, together with the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation, the “Series A Certificates of Designation”).

WHEREAS, in the event of a Change of Control (as defined in the Series A-1 Certificate of Designation), the Holders (as defined in the Series A-1 Certificate of Designation) of the Series A-1 Preferred shall have the right to convert each share of Series A-1 Preferred into shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Company or within sixty (60) days of such Change of Control, or later if the Holders did not receive notice of such Change of Control, require the Company to redeem (subject to the availability of lawful funds), in whole or in part, each share of Series A-1 Preferred Stock held by such Holder for an amount in cash equal to the Liquidation Preference (as defined in the Series A-1 Certificate of Designation) and, unless waived in writing by the Required Holders (as defined in the Series A-1 Certificate of Designation), (i) in the event of a Change of Control that occurs prior to the fifth anniversary of the Applicable Issuance Date (as defined in the Series A-1 Certificate of Designation), for purposes of determining the amount to which the Holders are entitled to receive upon conversion of the Series A-1 Preferred into Common Stock or the Liquidation Preference, the Accreted Value (as defined in the Series A-1 Certificate of Designation) (including for purposes of Section 7(a)(i) of the Series A-1 Certificate of Designation) upon such Change of Control shall be deemed to be increased to the Accreted Value that would be in effect if the Change of Control had occurred on the fifth anniversary of the

Applicable Issuance Date (the “Series A-1 Five-Year Accretion Rights”) and (ii) the Company shall not have the power to effect a Change of Control unless the agreement for such transaction provides that the consideration payable to the stockholders of the Company in such transaction shall be allocated among the holders of capital stock of the Company in accordance with Section 4(b) of the Series A-1 Certificate of Designation (the “Series A-1 Allocation Rights”).

WHEREAS, in the event of a Change of Control (as defined in the Series A-2 Certificate of Designation), the Holders (as defined in the Series A-2 Certificate of Designation) of the Series A-2 Preferred shall have the right to convert each share of Series A-2 Preferred into shares of Common Stock, or within sixty (60) days of such Change of Control, or later if the Holders did not receive notice of such Change of Control, require the Company to redeem (subject to the availability of lawful funds), in whole or in part, each share of Series A-2 Preferred Stock held by such Holder for an amount in cash equal to the Liquidation Preference (as defined in the Series A-2 Certificate of Designation) and, unless waived in writing by the Required Holders (as defined in the Series A-2 Certificate of Designation), (i) in the event of a Change of Control that occurs prior to the fifth anniversary of the Applicable Issuance Date (as defined in the Series A-2 Certificate of Designation), for purposes of determining the amount to which the Holders are entitled to receive upon conversion of the Series A-2 Preferred into Common Stock or the Liquidation Preference, the Accreted Value (as defined in the Series A-2 Certificate of Designation) (including for purposes of Section 7(a)(i) of the Series A-2 Certificate of Designation) upon such Change of Control shall be deemed to be increased to the Accreted Value that would be in effect if the Change of Control had occurred on the fifth anniversary of the Applicable Issuance Date (the “Series A-2 Five-Year Accretion Rights”) and (ii) the Company shall not have the power to effect a Change of Control unless the agreement for such transaction provides that the consideration payable to the stockholders of the Company in such transaction shall be allocated among the holders of capital stock of the Company in accordance with Section 4(b) of the Series A-2 Certificate of Designation (the “Series A-2 Allocation Rights”).

WHEREAS, in the event of a Change of Control (as defined in the Series A-3 Certificate of Designation), the Holders (as defined in the Series A-3 Certificate of Designation) of the Series A-3 Preferred shall have the right to convert each share of Series A-3 Preferred into shares of Common Stock or within sixty (60) days of such Change of Control, or later if the Holders did not receive notice of such Change of Control, require the Company to redeem (subject to the availability of lawful funds), in whole or in part, each share of Series A-3 Preferred Stock held by such Holder for an amount in cash equal to the Liquidation Preference (as defined in the Series A-3 Certificate of Designation) and, unless waived in writing by the Required Holders (as defined in the Series A-3 Certificate of Designation), (i) in the event of a Change of Control that occurs prior to the fifth anniversary of the Applicable Issuance Date (as defined in the Series A-3 Certificate of Designation), for purposes of determining the amount to which the Holders are entitled to receive upon conversion of the Series A-3 Preferred into Common Stock or the Liquidation Preference, the Accreted Value (as defined in the Series A-3 Certificate of Designation) (including for purposes of Section 7(a)(i) of the Series A-3 Certificate of Designation) upon such Change of Control shall be deemed to be increased to the Accreted Value that would be in effect if the Change of Control had occurred on the fifth anniversary of the Applicable Issuance Date (the “Series A-3 Five-Year Accretion Rights”) and (ii) the Company shall not have the power to effect a Change of Control unless the agreement for such transaction provides that the consideration payable to the stockholders of the Company in such transaction shall be allocated among the holders of capital stock of the Company in accordance with Section 4(b) of the Series A-3 Certificate of Designation  (the “Series A-3 Allocation Rights”).

WHEREAS, the Series A-1 Five-Year Accretion Rights, the Series A-2 Five-Year Accretion Rights, the Series A-3 Five-Year Accretion Rights, the Series A-1 Allocation Rights, the Series A-2 Allocation Rights and the Series A-3 Allocation Rights are collectively referred to as the “Accretion and Allocation Rights.”

WHEREAS, the Parties are party to that certain Investment Agreement dated as of January 9, 2012 (the “Investment Agreement”), Section 2.4(c) of which provides, among other things, that in the event that a Change of Control (as defined in the Investment Agreement) (other than an Exempt Change of Control (as defined in the Investment Agreement)) occurs after the date thereof and prior to issuance of the maximum numbers of shares of Series A-3 Preferred issuable pursuant to the Investment Agreement, the WP Purchasers (as defined in the Investment Agreement) shall have the right to elect to receive upon such Change of Control, which right shall be exercisable by the WP Purchasers in their sole discretion, the fair market value of up to the Maximum Series A-3 Additional Investment Shares (as defined in the Investment Agreement) less any shares of Series A-3 Preferred that have already been purchased in any Series A-3 Additional Investment Tranche (or such shares of stock or other securities or property (including cash) into which such Series A-3 Additional Investment Shares may have become exchangeable as a result of such Change of Control), as if the WP Purchasers had purchased such Series A-3 Additional Investment Shares immediately prior to such Change of Control (which shall include for clarity acceleration of the full five (5) years of accretion on such Series A-3 Preferred as contemplated pursuant to the terms therein)) (the “Investment Agreement Rights”).

WHEREAS, as of the date hereof, the Maximum Series A-3 Additional Investment Shares (as defined in the Investment Agreement) less any shares of Series A-3 Preferred that have already been purchased in any Series A-3 Additional Investment Tranche (as defined in the Investment Agreement) is 420,000 shares of Series A-3 Preferred (the “Unexercised Series A-3 Preferred”).

WHEREAS, the Parties are party to that certain Investment Agreement dated as of June 7, 2010, as amended by Amendment No. 1 to Investment Agreement dated as of January 9, 2012 (together with the Investment Agreement, the “Investment Agreements”) and that certain Registration Rights Agreement dated as of June 7, 2010, as amended by Amendment No. 1 to Registration Rights Agreement dated as of January 9, 2012 (the “Registration Rights Agreement”).

WHEREAS, pursuant to that certain Securities Purchase Agreement by and among Spectrum Pharmaceuticals, Inc. (“Parent”), Eagle Acquisition Merger Sub, Inc. (“Purchaser”) dated as of the date hereof and the Sellers (as defined therein) (the “Selling Stockholder Purchase Agreement”), (i) the Sellers (as defined therein) shall convert all shares of Preferred Stock owned by Sellers into an aggregate of a specified number of shares of Common Stock (the “Shares”) and (ii) the Purchaser shall purchase and the Sellers shall sell such Shares and certain warrants, all on the terms and subject to the conditions set forth therein.

WHEREAS, pursuant to that certain Stock Purchase Agreement by and between Parent, Purchaser and the Company (the “Company Purchase Agreement”) dated as of the date hereof, the Company has agreed to issue and sell to Purchaser a certain number of shares of Common Stock to enable, within one business day following the closing of such issuance and sale, Purchaser to consummate a merger of itself with and into the Company in accordance with Section 253 of the Delaware General Corporation Law, all of the terms and subject to the conditions set forth therein.

WHEREAS, the transactions contemplated by the Selling Stockholder Purchase Agreement and the Company Purchase Agreement and any related transactions, including, without limitation, the transactions contemplated by that certain Exchange Agreement by and among Parent, the Company, Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P. (the “Exchange Agreement”) are collectively referred to as the “Proposed Transactions.”

WHEREAS, the Proposed Transactions constitute a “Change of Control” (as defined in each of the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation, the Series A-3 Certificate of Designation and the Investment Agreement) and not an “Exempt Change of Control” (as defined in the Investment Agreement) of the Company.

WHEREAS, pursuant to Section 5.6 of the Selling Stockholder Purchase Agreement, each Stockholder agrees to terminate and to take all actions to cause the Investment Agreements and the Registration Rights Agreement to terminate as of the Closing Date (as defined in the Selling Stockholder Purchase Agreement) and provide evidence thereof.

WHEREAS, the Stockholders, constituting the Required Holders (as defined in each of the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation and the Series A-3 Certificate of Designation) and the holders of a majority in number of outstanding Registrable Shares (as defined in the Registration Rights Agreement), the WP Purchasers and the Deerfield Purchasers (as defined in the Investment Agreements), desire to take each of the following actions: (i) to irrevocably waive the Accretion and Allocation Rights and the Investment Agreement Rights as they may apply to the Proposed Transactions; (ii) to irrevocably waive, except with respect to the right of the Stockholders to receive the Shares upon conversion of the outstanding shares of Preferred Stock, any interest and any and all other rights the Stockholders may have or which may accrue to the Stockholders pursuant to the Series A Certificates of Designation, the Investment Agreements and the Registration Rights Agreement by reason of the Company’s entry into and the consummation of the Proposed Transactions, including, without limitation, any rights to notice, rights to written assurances, redemption rights arising out of a Change of Control, consent rights, anti-dilution rights, preemptive rights, rights of first offer, voting rights, dividend rights and rights to any other payments, securities, property or consideration of whatever kind or nature; and (iii) to terminate in all respects the Investment Agreements and the Registration Rights Agreements effective and conditioned upon the Closing (as defined in the Selling Stockholder Purchase Agreement), all as set forth below.

WHEREAS, the Special Committee of the Board of Directors of the Company instituted in connection with the Proposed Transactions (the “Special Committee”), consisting solely of

Independent Directors (as defined in the Investment Agreements) and by a vote equal to or greater than the majority of all Independent Directors serving on the Board of Directors, has approved and recommended this Agreement to the Company’s Board of Directors for approval.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

AGREEMENT

1. Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Company Purchase Agreement.

2. Waiver and Consent.  Each of the Stockholders, with respect to itself and all other holders of Preferred Stock and with respect to all outstanding shares of Preferred Stock, including all shares of Preferred Stock beneficially owned by it, effective and conditioned upon the Closing (as defined in the Selling Stockholder Purchase Agreement), hereby (i) irrevocably waives all Accretion and Allocation Rights with respect to the Proposed Transactions, (ii) irrevocably waives, and elects not to receive any payments that might otherwise be payable upon exercise of, the Investment Agreement Rights with respect to the Unexercised Series A-3 Preferred in connection with the Proposed Transactions, (iii) irrevocably consents to for all purposes under the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation, the Series A-3 Certificate of Designation and the Investment Agreements, and irrevocably authorizes and empowers the Company to proceed with, the Proposed Transactions upon the terms set forth in the Selling Stockholder Purchase Agreement, the Company Purchase Agreement and the Exchange Agreement; and (iv) irrevocably waives, except with respect to the right of the Stockholders to receive the Shares upon conversion of the outstanding shares of Preferred Stock, any interest and any and all other rights the Stockholders may have or which may accrue to the Stockholders pursuant to the Series A Certificates of Designation, the Investment Agreements and the Registration Rights Agreement by reason of the Company’s entry into and the consummation of the Proposed Transactions, including, without limitation, any rights to notice, rights to written assurances, redemption rights arising out of a Change of Control, consent rights, anti-dilution rights, participation rights, preemptive rights, rights of first offer, voting rights, dividend rights and rights to any other payments, securities, property or consideration of whatever kind or nature.

3. Termination of the Agreements. The Parties hereby agree that, effective and conditioned upon the Closing (as defined in the Selling Stockholder Purchase Agreement), each of the Investment Agreements and the Registration Rights Agreement shall be terminated in their entirety and shall be of no further force or effect, with no further action required by any party thereunder and the Parties will have no further rights, interests or obligations under any of the Investment Agreements or the Registration Rights Agreement.  For the avoidance of doubt, notwithstanding any provision to the contrary set forth in the Investment Agreements or the Registration Rights Agreement, all (i) representations made by the Company in such agreements; (ii) all obligations of the Company to indemnify any Person pursuant to any such agreements; and (iii) any other obligations of the Company pursuant to any of the Investment Agreements or the

Registration Rights Agreement shall be terminated and of no further effect upon the Closing (as defined in the Selling Stockholder Purchase Agreement).

4. Stock Ownership. Each Stockholder, severally and not jointly and as to itself only and not as to any other Party, represents and warrants to the other Parties, that such Stockholder owns, beneficially and/or of record, the number of shares of Preferred Stock set forth opposite such Party’s name on Schedule A, and has good and marketable title to such shares of Preferred Stock, free and clear of any and all liabilities, liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such shares of Preferred Stock (collectively, “Encumbrances”) except for restrictions on transfer under the Securities Act or the Investment Agreements; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the shares of Preferred Stock and warrants set forth on Schedule A hereto except as otherwise expressly noted on Schedule A; and (iii) has the sole right to vote and dispose of and agree to all of the matters set forth in this Agreement with respect to all of such Party’s shares of Preferred Stock, with no limitations, qualifications or restrictions on such rights.

5. Authorization. Each Party, severally and not jointly and as to itself only and not as to any other Party, represents and warrants to the other Parties, as follows:

a. In the case of any Party that is a corporation, limited partnership or limited liability company, such Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

b. The Party has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Party, and the performance of its obligations under the terms of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, limited liability company, partnership or analogous action, and no other action or proceeding on the part of such Party is necessary to authorize the execution and delivery of this Agreement or to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

c. This Agreement, has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

d. Neither the execution and delivery of this Agreement by such Party nor the performance by such Party of such Party’s obligations hereunder nor the consummation by such

Party of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with to the extent applicable, any provisions of the organizational documents of such Party, (ii)  result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Party is a party or by which such Party’s Shares are bound, or (iii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement applicable to such Party or any of such Party’s Shares (other than filings required pursuant to the Exchange Act); except in the cases of clauses (ii) and (iii), for such matters as would not materially adversely impact the ability of such Party to perform its obligations under this Agreement or to consummate the Proposed Transactions.

6. Requisite Signatories.  The Stockholders represent and warrant and acknowledge that, as of the date hereof, the Stockholders collectively hold One Hundred Percent (100%) of the outstanding shares of each of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock.

7. Amendment and Waiver.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each of the Parties; provided that any amendment, waiver, discharge or termination of this Agreement by the Company shall be effective only if approved in writing by the Special Committee as composed as of the date hereof, and any amendment, waiver, discharge or termination of this Agreement by the Company not approved in writing by the Special Committee shall be null and void.

8. Counterparts.  This Agreement may be executed and delivered by facsimile signature or by .PDF in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the conflict of law principles thereof.

10. Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the Parties consent to the exclusive jurisdiction of, and venue in, the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the action or proceeding, the Superior Court of the State of Delaware, or if jurisdiction is vested exclusively in the federal courts, the United States District Court for the District of Delaware.

11. Further Assurances. Each Party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

12. Specific Performance.  The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without limiting any other rights or remedies available at law or equity, and notwithstanding any other provision of this Agreement to the contrary, each Party hereto shall be entitled to seek, in any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to obtain a halt to any actual or imminent breach of this Agreement by, and an order of specific performance of any of the obligation of, any other Party hereto without any requirement to post a bond or other security as a condition to the granting or continued effectiveness of such equitable relief or remedies.

13. Inurement.  This Agreement shall inure to the benefit of each of the Parties hereto and shall be binding on and shall inure to the benefit of any successors or permitted assigns of any of the Parties.

14. Third Party Beneficiaries.  The Parties acknowledge and agree that Parent and Purchaser, who are relying upon the execution of this Agreement in connection with the Proposed Transactions, are intended third party beneficiaries of the rights and benefits accorded them under this Agreement.

15. Counsel.  Prior to executing this Agreement, each of the Parties hereto has had the benefit of the advice and counsel of their own independent attorneys in understanding and negotiating the terms of this Agreement.

16. Severability.  If any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect.

(Signature page follows)

This WAIVER AGREEMENT is executed by the undersigned as of the date first written above.

COMPANY:

Talon Therapeutics, Inc.

By:	/s/ Steven R. Deitcher
	Name:	Steven R. Deitcher
	Title:	CEO

(Signature Page to Waiver Agreement)

This WAIVER AGREEMENT is executed by the undersigned as of the date first written above.

STOCKHOLDERS:

Warburg Pincus Private Equity X, L.P.

By: Warburg Pincus X L.P., its General Partner
By: Warburg Pincus X LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:	/s/ Elizabeth H. Weatherman
	Name:	Elizabeth H. Weatherman
	Title:	Partner

Warburg Pincus X Partners, L.P.

By: Warburg Pincus X L.P., its General Partner
By: Warburg Pincus X LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:	/s/ Elizabeth H. Weatherman
	Name:	Elizabeth H. Weatherman
	Title:	Partner

(Signature Page to Waiver Agreement)

This WAIVER AGREEMENT is executed by the undersigned as of the date first written above.

STOCKHOLDERS:

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:           Deerfield Mgmt, L.P., its General Partner
By:           J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
	Name:	James E. Flynn
	Title:	President

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:           Deerfield Mgmt, L.P., its General Partner
By:           J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
	Name:	James E. Flynn
	Title:	President

DEERFIELD SPECIAL SITUATIONS FUND
INTERNATIONAL LIMITED

By:	/s/ James E. Flynn
	Name:	James E. Flynn
	Title:	Director

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:           Deerfield Mgmt, L.P., its General Partner
By:           J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
	Name:	James E. Flynn
	Title:	President

(Signature Page to Waiver Agreement)

SCHEDULE A

TALON THERAPEUTICS, INC. SHARE OWNERSHIP

SHAREHOLDER	SERIES A-1 PREFERRED STOCK	SERIES A-2 PREFERRED STOCK	SERIES A-3 PREFERRED STOCK	COMMON STOCK
Warburg Pincus Private Equity X, L.P.	359,797	95,931	156,978	0
Warburg Pincus X Partners, L.P.	11,510	3,069	5,022	0
Deerfield Private Design Fund, L.P.	13,168	12,179	5,748	84,934
Deerfield Special Situation Fund, L.P.	2,426	2,243	1,056	34,252
Deerfield Special Situations Fund International Limited	4,448	4,114	1,938	67,524
Deerfield Private Design International, L.P.	21,213	19,620	9,258	136,849
TOTAL	412,562	137,156	180,000	323,559

WARRANT OWNERSHIP

WARRANTHOLDER	SHARES(#)
Deerfield Private Design Fund, L.P.	116,172
Deerfield Special Situations Fund, L.P.	21,414
Deerfield Special Situations Fund International Limited	39,249
Deerfield Private Design International, L.P.	187,149
TOTAL	363,984